News Release

FOR IMMEDIATE RELEASE

Media Contacts:

NorthWestern Energy	BBI
Claudia Rapkoch	Chris Kinney
(866) 622-8081	(865)274-6553
claudia.rapkoch@northwestern.com	chris.kinney@babcockbrown.com

BBI, NORTHWESTERN ENERGY PROPOSE PLAN FOR NEW, ENHANCED BENEFITS FOR MONTANA CUSTOMERS

Butte, MT – June 25, 2007 – Babcock & Brown Infrastructure (BBI) and NorthWestern Energy (NorthWestern) today filed a formal joint request with the Montana Public Service Commission, asking the Commission to consider an extensively-revised proposal for BBI’s purchase of NorthWestern, which would establish a new, financially-secure Montana utility, and make clear BBI’s long-term commitment to Montana.

The revised plan, which was submitted as part of the request, includes specific commitments that provide substantial economic and structural benefits to Montana customers, including immediate rate credits, sustained capital investment and the creation of a Montana-based utility company, run by Montanans. In addition, the proposal includes commitments for new generation, transmission, conservation, renewables, and customer benefits, all of which are intended to address specific Commissioner and intervenor concerns.

“The joint applicants, and particularly BBI, have heard the Commissioners loud and clear,” said Jeff Kendrew acting CEO of BBI. “They said we did not provide explicit benefits to Montana, made promises that lacked specific commitments, and did not provide sufficient assurances as to how BBI would make an already good company even better for Montanans. We are responding to those concerns promptly and comprehensively.”

Added Mike Hanson, President and CEO of NorthWestern: “We went back to the drawing board to strengthen our proposal to clearly demonstrate tangible benefits of this transaction for our

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BBI and NorthWestern Energy Propose Plan

June 25, 2007

customers. We hope the Commission will give this proposal careful consideration as we feel it addresses their stated concerns.”

The new proposal contains major changes and additions to the original proposal that are intended to address Commission concerns regarding debt, local control and stability of ownership going forward, as well as providing tangible and clearly defined benefits to the state and to NorthWestern’s customers. Among these new provisions are:

o	BBI will reduce the amount of acquisition debt in half – from $505 to $250 million – with a corresponding increase in cash equity;
o	Montana customers will receive an immediate $20 million rate credit to be applied as directed by the Commission;
o

NorthWestern and BBI will create a locally managed Montana utility subsidiary headquartered in Butte that has its own Board of Directors and management team. A majority of Board members will be Montana residents;

o	The Montana utility will be financially and legally protected from any activities not associated with the Montana utility;
o	Babcock and Brown commits to owning the Montana subsidiary for at least 10 years through BBI or one of its other managed funds;
o

Montana customers would receive an additional $5.5 million in targeted economic benefits over the next three years after the closing of the transaction, of which a portion includes clean coal technologies, such as gasification, liquefaction and carbon sequestration, and renewables, such as a feasibility study for compressed air energy storage;

o

BBI will commit to invest at least $380 million in capital to maintain and enhance the existing utility assets in Montana; to invest up to $200 million in Montana rate base generation assets by 2012; and to expedite the design, construction and operation of the proposed Mountain States Transmission Intertie, an $800 million, 500 kV electric transmission line between southwestern Montana and southeastern Idaho;

o	The Montana utility will commit to meet the 15% renewable resource portfolio standard by 2012, three years earlier than required under current law.

BBI and NorthWestern Energy Propose Plan

June 25, 2007

The Commission cast a preliminary vote last month, directing staff to prepare an order denying the proposed sale of NorthWestern to BBI. Montana administrative rules provide for a 10-day public comment period on a request for a rehearing before the Commission would consider the comments and act on the request. If Commissioners agree to reopen the record to consider the new proposal, NorthWestern and BBI believe that the earlier direction to Commission staff to draft a final order rejecting the sale would be put on hold. “We hope the Commission will give us the opportunity to prove our commitment to the state of Montana,” Kendrew said.

Several intervenors in the case reviewing the proposed transaction have issued statements regarding this new proposal:

Dr. Thomas Power,1 who was an expert witness in the case, and is considered one the leading experts on Montana utility regulation, made the following statement:

“The restructured merger proposal that BBI-NorthWestern have presented to the Commission presents an attractive way of reestablishing a Montana-based electric and natural gas utility that is focused on Montana and that can be effectively regulated by the Commission.

If the BBI purchase is rejected, other take-over proposals are almost certain given that the current stockholders are not interested in long-term ownership of NorthWestern. Offers from adjacent or regional utilities could submerge the Montana NorthWestern operations in a multi-state utility that was only partly focused on Montana and more difficult to regulate. Montana’s experience over the last several years with utility governance from a remote corporate headquarters has not been entirely positive, nor has been the experience with multi-jurisdictional utilities.

The restructured merger proposal presents the Commission with the opportunity to assure an independent, stand-alone, Montana-based, and Montana-focused electric and natural gas utility. Given the likely alternatives, this Montana focus makes the proposal very attractive.”

Chuck Magraw, the attorney who represented four public interest intervenors2 stated, “The commitments made by BBI and NorthWestern Energy, in the form of accelerated investments in

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1 Dr. Tom Power is the chairman of the economics department of the University of Montana, Missoula. Dr. Power is one of the nation’s leading experts on issues related to utilities, with over 30 years of experience addressing these subjects in Montana and nationally. In the Commission proceeding that considered the original proposal by BBI and NorthWestern, Dr. Power filed testimony on behalf of Human Resource Council, District XI, based in Missoula, the Renewable Northwest Project, and the Natural Resources Defense Council.

BBI and NorthWestern Energy Propose Plan

June 25, 2007

renewable energy, increased low-income assistance, and to reevaluate the level and pace of efficiency acquisition, will, if the Commission approves the new proposal, produce real benefits to Montanans and serve as an example of responsible energy policy for other Montana electric and gas utilities to follow."

Montana AARP also intervened in the case. Montana AARP Director Bob Bartholomew said, “AARP Montana did not take a position on whether or not this merger should be approved by the Commission, however we did propose conditions to protect the consumer’s interest should the merger be approved. The proposals made by BBI in their request to reopen the record represent a good faith effort to respond to the conditions AARP Montana has raised in this docket, and represent a starting point for further discussion among the parties and consideration by the Commission.”

The complete proposal is available on the Web at www.northwesternenergy.com by clicking on the “sale progress” button.

About Babcock & Brown Infrastructure

Babcock & Brown Infrastructure (ASX: BBI) is a specialist infrastructure entity, which provides investors access to a diversified portfolio of quality infrastructure assets. BBI’s investment strategy focuses on acquiring, managing and operating quality infrastructure assets in Australia and internationally. BBI’s portfolio is diversified across two asset classes. For more information please visit www.bbinfrastructure.com

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 628,500 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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2 Human Resource Council, District XI, Renewable Northwest Project, and the Natural Resources Defense Council in the PSC proceeding.

BBI and NorthWestern Energy Propose Plan

June 25, 2007

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